TEMPORARY INSURANCE AGREEMENT

☐ **AXA Equitable Life Insurance Company**
1290 Avenue of the Americas
New York, NY 10104

☐ **MONY Life Insurance Company**
1290 Avenue of the Americas
New York, NY 10104

☐ **MONY Life Insurance Company of America**
1290 Avenue of the Americas
New York, NY 10104

(In this Agreement, "we", "our", and "us" mean AXA Equitable Life Insurance Company, MONY Life Insurance Company and MONY Life Insurance Company of America)
We will pay an insurance benefit to the beneficiary named in the application if a Person Proposed for Insurance dies while this Agreement is in effect. For joint survivorship life policies, the insurance benefit is payable upon the death of the second of the Proposed Insured Persons to die, unless a rider is applied for which provides an insurance benefit to be paid upon the death of either Proposed Insured Person. Any coverage provided under this Agreement is temporary and is subject to the Conditions to Coverage stated below. The Temporary Insurance will be in the amount applied for (subject to the Amount Limitation below) and in accordance with the terms of the policy we would issue.

Conditions to Coverage: All of the following conditions must be met before any Temporary Insurance takes effect:

(1) A completed and properly signed application Part 1 and, if required by our published underwriting rules, Part 2 must be given to us; and
(2) The amount paid in consideration for this agreement must be enough to provide at least one month's coverage for the death benefit and for any benefits provided by riders; no insurance will take effect under this agreement if less than one month's premium is submitted with this agreement, and
(3) To the best of the knowledge and belief of those signing the application, the statements and answers in all parts of the application were True and complete when made and continue to be true and complete, without material change, when the premium is paid; and
(4) No person Proposed for insurance has been diagnosed or treated for Acquired Immune Deficiency Syndrome (AIDS) or AIDS-Related Complex (ARC) by a member of the medical profession within the last 10 years or had cancer; a stroke, or a heart attack within the last year.

When Temporary Insurance Begins: If all these conditions are met, then Temporary Insurance shall take effect on the life of a Person Proposed for Insurance on the later of: (a) the date money is paid; or (b) if an application Part 2 is initially required as to that person by our published underwriting rules, the date that Part 2 is completed.
If a Person Proposed for Insurance dies as a result of accidental bodily injury, directly and independently of all other causes, before a required application Part 2 for that person is completed, then the Temporary Insurance will be in effect unless it terminated earlier.

Amount Limitations: The amount of insurance in effect on the life of any Person Proposed for Insurance under all Temporary Insurance Agreements issued by the Company checked above, or its other subsidiaries or affiliates, shall not exceed $1,000,000 in total.

When Temporary Insurance Ends: Insurance under this Agreement will end upon the earliest of the following:
(1) When we issue a policy as applied for, and the full initial premium for it is paid; or
(2) Thirty days after we issue a policy other than as applied for or, if sooner, when that policy is either accepted or refused; or
(3) Five days after we mail a notice declining the application and enclosing a refund on any premium paid; or
(4) The 90th day after the date of Part 1 of the application

Coverage Not Provided: No coverage is provided under this Agreement for a policy or benefit applied for under the terms of a guaranteed insurability option or a conversion privilege.

No disability waiver of monthly deductions benefit is provided under this agreement.

IMPORTANT: No Temporary Insurance shall take effect except as stated in the Temporary Insurance Agreement

This receipt must not be detached unless the application is signed and money is collected.

Received from______________________________

☐ $______________for proposed insurance on the life of each Person Proposed for Insurance in accordance with an application to the Company checked above.

Dated at____________________ on______________________________

Licensed Financial Professional/Insurance Broker______________________________

Checks must be drawn to the order of the Company checked above and are received subject to collection.

RECEIPT

ALL PREMIUM CHECKS MUST BE MADE PAYABLE TO THE COMPANY CHECKED ABOVE. DO NOT MAKE CHECK PAYABLE TO THE FINANCIAL PROFESSIONAL OR LEAVE THE PAYEE BLANK.